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                                                           EXHIBIT 10.8

                            TAX INDEMNIFICATION AGREEMENT

    TAX INDEMNIFICATION AGREEMENT (the "Agreement"), dated May 14, 1996, entered into by and among E. I. DU PONT DE NEMOURS AND COMPANY ("EID"), a Delaware corporation, Du Pont Chemical and Energy Operations, Inc. ("DCEO"), a Delaware corporation, and DUPONT PHOTOMASKS, INC. ("DPI"), a Delaware corporation,

    WHEREAS, prior to the Closing Date (as hereinafter defined) DPI was a member of an affiliated group (within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code") having EID as its common parent (such affiliated group, the "EID Affiliated Group");

    WHEREAS, prior to the Closing Date and the restructuring of the Photomask Business (as hereafter defined) the Photomask Business outside the United States was conducted by wholly-owned indirect subsidiaries of EID's Du Pont Photomasks (France) S.A., Du Pont Photomask GmbH & Co. KG ("COKG"), and Du Pont Korea Ltd.;

    WHEREAS, EID intends to restructure its Photomasks Business so that DPI will own directly or through certain wholly-owned companies the entire Photomasks Business;

    WHEREAS, EID will cause to be sold to the public a portion of the common stock of DPI in a Public Offering (as hereafter defined);

    WHEREAS, the parties desire to provide for the accrual, allocation, payment and indemnification of tax liabilities of the Photomasks Business;

    NOW, THEREFORE, the parties agree as follows:

                                      ARTICLE I

                                     DEFINITIONS

    "CLOSING DATE" means the close of business on the date on which DPI ceases to be a member of the EID Affiliated Group.

    "CONSOLIDATED RETURNS" means any consolidated or combined tax returns with respect to United States federal, state, or local taxes on or based on net income, net worth or gross receipts required to be filed by EID.

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    "DPI COMPANY TAXES" means United States federal, state and local taxes on or based on net income, net worth or gross receipts (including interest and penalties relating thereto) attributable to the operations of DPI.

    "DPI SUBSIDIARY" means each corporation of which DPI owns on the Closing Date or thereafter, directly or indirectly, capital stock representing more than 50% of the outstanding voting stock.

    "EID SUBSIDIARY" OR "EID SUBSIDIARIES" mean each corporation of which EID owns, directly or indirectly, capital stock representing more than 50% of the outstanding voting stock. EID Subsidiary or EID Subsidiaries shall include the COKG notwithstanding that the COKG is treated as a partnership for German tax purposes and a corporation for U.S. tax purposes. EID Subsidiary or EID Subsidiaries shall not include DPI or Subsidiary.

    "PHOTOMASKS BUSINESS" means the business consisting of the development, manufacture and marketing of photomasks and related components, including but not limited to pellicles and photomasks blanks used in the manufacture of semiconductor devices of all types.

    "PHOTOMASKS PRODUCT" shall mean photomasks and related components, including but not limited to pellicles and photomasks blanks used in the manufacture of semiconductor devices of all types.

    "PUBLIC OFFERING" means either the sale to the public by DCEO or the issuance to the public by DPI of common stock of DPI.

    "TAXES" means all federal, state, local and foreign income, profits, franchise, sales, use, occupation, property, severance, production excise, payroll, withholding, and any other taxes (including interest and penalties thereon).

                                      ARTICLE II

                                REPRESENTATIONS OF EID

    SECTION 2.1 All tax returns, reports and forms for any taxable year or tax period ending on or before the Closing Date that are required to be filed on or before the Closing Date with respect to any activities or assets of the Photomasks Business with any domestic (federal, state, local, or otherwise) or foreign taxing jurisdiction, excluding any

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Consolidated Returns, shall have been timely filed in accordance with all applicable laws, and all Taxes shown as due on such returns, reports, and forms shall have been paid, and any proposed deficiency asserted by any such taxing authority with respect thereto has been paid or properly protested.

    SECTION 2.2 All Consolidated Returns, including any reports and forms relating thereto, for any taxable year or tax period ending on or before the Closing Date that are required to be filed on or before the Closing Date or after the Closing Date have been or shall be timely filed in accordance with all applicable laws, and all DPI Company Taxes shown as due on such Consolidated Returns have been or shall be paid, and any proposed deficiency asserted by any appropriate taxing authority with respect thereto has been paid or properly protested.

                                     ARTICLE III

                                     TAX MATTERS

    SECTION 3.1 EID shall include (to the extent required by law) the taxable income or loss and all other tax items of DPI for the taxable years or tax periods ending on or before the Closing Date in Consolidated Returns. For the period January 1 through the Closing Date the following arrangement shall apply to ensure that the correct amount of DPI Company Taxes shown as due on the Consolidated Returns is billed to and paid by DPI:

         (a) An estimate of the amount of such DPI Company Taxes due, which estimate shall be determined in good faith and shall reflect amounts, if any, previously paid by DPI with respect to DPI Company Taxes through the Closing Date, shall be billed to DPI and paid to EID prior to the Closing Date.

         (b) Upon filing of the Consolidated Returns for the taxable year which shall include the period commencing on January 1 and ending on the Closing Date, either

              (i) the unpaid amount, if any, of DPI Company Taxes shown as due on such Consolidated Returns shall be billed to DPI, and DPI or its designee shall pay such amount to EID within 30 days after receiving written notice from EID of such amount, or,

              (ii) if the amount of such DPI Company Taxes paid to EID, if any, exceeds the amount of the DPI Company Taxes shown as due on such Consolidated Returns, EID or its designee shall pay such excess to DPI or its designee within 30 days after filing the Consolidated Returns for the taxable year which includes the Closing Date.

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         (c)  DPI Company Taxes required to be reported on Consolidated Returns shall be determined in accordance with U.S. federal income tax regulation
Section 1.1552.

    SECTION 3.2 Subject to the provisions of Sections 3.1, EID and EID Subsidiaries shall be liable for and shall hold DPI and Subsidiaries (including such Subsidiaries as successors in interest) harmless from and against any and all Taxes due or payable by DPI or the Subsidiaries or by EID or EID Subsidiaries which are attributable to the Photomasks Business for any taxable year or tax period ending on or before the Closing Date.

    SECTION 3.3 Subject to the provisions of Sections 3.1, DPI and Subsidiaries shall be liable for and shall hold EID and EID Subsidiaries harmless from and against any and all Taxes due or payable to EID or the EID Subsidiaries or by DPI or Subsidiaries that are attributable to the DPI and Subsidiaries for any taxable year or tax period beginning on or after the Closing Date. Notwithstanding this Section 3.3, in the event an EID Subsidiary engages in reselling Photomasks Products, Section 3.2 shall apply with respect to Taxes which are due or payable and which are attributable to such reselling activity for all taxable years or tax periods whether ending before or after the Closing Date.

    SECTION 3.4 Any Taxes for any tax period beginning before the Closing Date and ending after the Closing Date shall be apportioned between DPI as a member of the EID Affiliated Group and DPI (as a separate company which is not a member of the EID Affiliated Group), respectively, on the basis of a method consistent with U.S. federal income tax regulation Section 1.1502-76(b)(4) and each such period shall be deemed to be a tax period subject to the provisions of Sections 3.2 and 3.3. In the case of real and personal property such apportionment shall be on a per diem basis.

    SECTION 3.5 DPI shall file or cause to be filed all required separate (non-consolidated or non-combined) state, local and foreign tax returns for the tax period beginning before the Closing Date and ending after the Closing Date, and DPI shall pay or cause its Subsidiaries to pay all Taxes shown as due on any such tax returns with respect to DPI and Subsidiaries.

    SECTION 3.6 Any refunds or credits of Taxes attributable to the operations of the Photomasks Business arising from events occurring before the Closing Date shall be for the account of EID and EID Subsidiaries, and, to the extent that such refunds or credits arise from events occurring after the Closing Date, such refunds or credits shall be for the account of DPI and Subsidiaries. DPI and Subsidiaries shall use their best efforts to promptly forward to or to reimburse EID and EID Subsidiaries for any such refunds or credits due EID and EID Subsidiaries after receipt thereof, and EID shall promptly forward and reimburse DPI and Subsidiaries for any refunds or credits due DPI and

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Subsidiaries after receipt thereof.  Notwithstanding this Section 3.6, in the event an EID Subsidiary engages in reselling Photomasks Products any refunds or credits of Taxes attributable to such reselling activity shall be for the account of EID and EID Subsidiaries whether such refunds or credits arise from events occurring before or after the Closing Date.

    SECTION 3.7 As part of the restructuring of the Photomasks Business, prior to the date of Closing DPI will sell 31% of the stock of Du Pont Korea Ltd. to EID for a sales price which will be determined based upon an appraisal conducted by an independent third party. Under the Code and the regulations promulgated thereunder, any loss realized on such sale will be deferred until such time as when DCEO's ownership in DPI is equal to 50% or less. Such loss when recognized may only be applied to reduce capital gains recognized by DPI. Accordingly, the parties hereby agree that to the extent such loss is utilized by DPI, whether on a current, carryback or carryforward basis (including when DPI was a member of the EID Affiliated Group), and DPI thereby reduced its income tax liability the benefits of such tax reduction shall be paid to EID or, in the case where there is a reduction in the DPI Company Taxes shown as due on the Consolidated Returns as a result of a carryback, such tax reduction shall be retained by EID.

    SECTION 3.8 EID or EID designee shall exercise, at EID's expense, complete control of the audit, appeal, litigation and/or settlement of any issues raised in any official inquiry, examination or proceeding that could result in an official determination with respect to Taxes due or payable by the EID Affiliated Group, EID Subsidiaries, DPI or Subsidiaries with respect to the Photomasks Business for any taxable year or tax period (including a period deemed to be a tax period under Section 3.4) ending on or before the Closing Date. The parties shall cooperate, as EID or its designees may reasonably request, in any such inquiry, examination or proceeding.

                                      ARTICLE IV

                                   INDEMNIFICATION

    SECTION 4.1 INDEMNIFICATION. (a) Except to the extent of any due and unpaid obligations of DPI with respect to its payment obligations under Article III, EID and DCEO shall jointly and severally indemnify and hold harmless DPI and each Subsidiary for the amount of any and all liability, loss, expense or damage any such company may suffer or incur as a result of any or all claims, demands, costs or expenses (including, without limitation, attorneys' and accountants' fees), interest, penalties, or judgments made against it arising from or incurred in relation to all Taxes for all Consolidated Returns, and shall make any payment, remove any lien, and take any action reasonably necessary to avoid any such company from incurring such liabilities, losses, expenses, or damages.


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         (b)  Except to the extent of any due and unpaid obligations of EID with respect to its payment obligations under Article III, DPI shall indemnify and hold harmless EID and each EID Subsidiary for the amount of any and all liability, loss, expense or damage any such company may suffer or incur as a result of any or all claims, demands, costs or expenses (including, without limitation, attorneys' and accountants' fees), interest, penalties, or judgments made against it arising from or incurred in relation to any failure of DPI to pay any amount to EID with respect to DPI's obligations under Article III.

    SECTION 4.2 TIME OF PAYMENT. (a) Payments under this Agreement shall be due no later than thirty (30) days after the date written demand therefor, with a reasonably detailed explanation for the basis of the claim, is actually received by EID or DPI.

    SECTION 4.3 INTEREST ON UNPAID AMOUNTS. Except as otherwise provided herein, in the event that any Party fails to pay any amount owed pursuant to this Agreement within ten (10) days after the date when such amount is due, interest shall accrue on the unpaid amount at the rate applicable to underpayments of the tax with respect to which such amount relates from the due date until such amounts are fully paid.

                                      ARTICLE V

                                    MISCELLANEOUS

    SECTION 5.1 DESTINATION OF AGENT. For all purposes of this Agreement, DPI shall be the agent for each of the Subsidiaries, with full power to give any consent and/or exercise any right provided for herein on behalf of such Subsidiary.

    SECTION 5.2 RESOLUTION OF DISPUTES. Any dispute concerning the calculation or basis of determination of any payment provided for hereunder shall be resolved by a law firm or "big six" accounting firm, selected jointly by EID and DPI, whose judgment shall be conclusive and binding upon the parties in the absence of manifest error. The fees and other expenses of such law or accounting firm shall be paid 50% by EID and 50% by DPI.

    SECTION 5.3 BINDING EFFECT: SUCCESSORS. This Agreement shall be binding upon the Parties hereto and shall inure to the benefit of and be binding upon any of their successors or assigns; PROVIDED, HOWEVER, that none of EID, DPI, any of the Subsidiaries may assign or delegate any of its obligations hereunder without the consent of DPI (in the case of a proposed assignment or delegation by EID) or EID (in the case of a proposed assignment or delegation by DPI or any of the Subsidiaries).


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    SECTION 5.4    ENTIRE AGREEMENT.  This Agreement embodies the entire
understanding between the Parties relating to its subject matter and supersedes and terminates all prior agreements and understandings among the Parties with respect to such subject matter. Any and all prior correspondence, conversations and memoranda with respect to such subject matter are merged herein and shall be without effect hereon. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce any Party to enter into this Agreement. This Agreement shall not be modified or terminated except by a writing duly signed by each of the Parties (or, in the case of a Subsidiary, by DPI acting as its agent on its behalf), and no waiver of any provisions of this Agreement shall be effective unless in a writing duly signed by the Party sought to be bound (or, in the case of a Subsidiary, by DPI acting as its agent on its behalf).

    SECTION 5.5 NOTICES. Any payment, notice or communication required or permitted to be given under this Agreement shall be in writing (including telegraphic, telecopy, telex or cable communication) and mailed, telegraphed, telecopied, telexed, cabled or delivered:

         If to EID and DCEO, to:

                   1007 Market Street
                   Wilmington, Delaware  19898
                   Attention:  Vice President and Treasurer

         If to DPI on its own behalf, or as agent for the Subsidiaries, to:

                   100 Texas Avenue
                   Round Rock, Texas  78664
                   Attention:  Executive Vice President and General Counsel


or to such other person or address as a Party shall furnish in writing to all the other Parties. Subject to the provisions of Section 4.1(a), all such notices and communications shall be effective (i) when received, if mailed or delivered, or (ii) when delivered to the telegraph company, transmitted by telecopier, confirmed by telex answerback or delivered to the cable company, respectively.

    SECTION 5.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.


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    SECTION 5.7    GOVERNING LAW.  This Agreement shall be governed by the laws applicable to contracts entered into and to be fully performed within the State of Delaware by residents thereof.

    SECTION 5.8 JURISDICTION. Each of EID, DPI, any of the other Subsidiaries agree that, in the event of any legal suit or proceeding arising in connection with this Agreement and the obligations of the Parties hereunder, it shall submit to the jurisdiction of the United States District Court of Delaware and further agrees to venue in such court.

    SECTION 5.9 INTERPRETATION. This Agreement shall be interpreted in such a manner as is fair and equitable to all the Parties.

    IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its respective duly authorized officer as of the date first set forth above.


              E. I. DU PONT DE NEMOURS AND COMPANY


              By:  /s/ JOHN C. SARGENT
                   ---------------------------------
              Title:    VICE PRESIDENT AND TREASURER
                        ----------------------------


              DUPONT PHOTOMASKS, INC.


              By:  /s/ DAVID S. GINO
                   ---------------------------------
              Title:    EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                        ----------------------------------------------------

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